NEWS RELEASE CONTACT
FOR IMMEDIATE RELEASE  Chris Simpson
800-854-8357
investors@mackenziecapital.com

MacKenzie Realty Capital, Inc. Announces Anticipated Listing and suspension of SRP and DRIP

Orinda, Calif., (March 12, 2024) – MacKenzie Realty Capital, Inc. (“MacKenzie” or the “Company”) announced it is pursuing a listing of its common stock on a securities exchange and, accordingly, that it is suspending the Company’s Dividend Reinvestment and Share Repurchase Programs for the time being, effective immediately.
Anticipated Listing on the OTCQX and NYSE-American
MacKenzie announced that it expects to pursue a listing first on the OTCQX, followed later this year by a listing on the NYSE-American once a trading history and public float is demonstrated. The Company is unable to provide any guidance regarding a potential share price or the timing of such an event, or to guarantee that such a listing will occur.

About MacKenzie Realty Capital, Inc.
MacKenzie is a publicly registered non-traded REIT that is currently focused on investing in multifamily housing and office real estate properties located throughout the United States. The current portfolio includes interests in 6 multifamily properties and 11 office properties in 5 states. Please visit our website at: http://www.mackenzierealty.com

For more information, please contact MacKenzie at (800) 854-8357.

This material does not constitute an offer to sell or a solicitation of an offer to buy MacKenzie Realty Capital, Inc.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations, or projections relating to items such as the timing of payment of dividends are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended June 30, 2023, and its other filings with the Securities and Exchange Commission. This release does not constitute an offer to purchase or sell Mackenzie securities; only the Offering Circular should be relied upon for any investment decision. No money or consideration is being solicited by the information in this press release or any other communication and, if sent, money will not be accepted and will be promptly returned. A potential investor’s indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met.  A copy of the Offering Circular may be obtained on the SEC’s website:

https://www.sec.gov/Archives/edgar/data/1550913/000155091323000037/offeringcircular111423.htm.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 •
www.mackenzierealty.com